Exhibit 99.1

OPTi Receives Final Judgment in Patent Infringement Action

Against Apple Inc.

Palo Alto, CA., December 4, 2009 – OPTi Inc (OTCBB:OPTI) today announced that the United States District Court for the Eastern District of Texas issued the final judgment in the patent infringement action between OPTi Inc. (“OPTi”) and Apple Inc. (“Apple”).

The final judgment as issued on December 3, 2009 is:

•

The court having determined that Apple infringed claims 73, 74 and 88 of U.S. Patent No. 6,405,291 (the “291 patent”); the jury having failed to find any of the asserted claims are invalid; it is Ordered that OPTi recover from Apple a reasonable royalty of $19.0 million in actual damages. The court awarded an additional $2.7 million in pre-judgment interest for a total reward of $21.7 million.

•	The court also found that there was no willful infringement in the case and denies any request for the reimbursement of attorney fees.

On January 16, 2007, the Company announced that it filed a complaint against Apple, in the Eastern District of Texas, for infringement of its U.S. patents covering its “pre-snoop” technology. The patent currently at issue in the lawsuit is U.S. patent No. 6,405,291, entitled “Predictive Snooping of Cache Memory for Master-Initiated Accesses”. The complaint alleged that Apple infringed the patent by making, selling, and offering for sale various products based on and incorporating Predictive Snooping technology. The Apple action itself is a part of the Company’s strategy for pursuing its patent infringement claims relating to its Predictive Snooping technology. Consequently, the final outcome of the Apple case itself will play a role in the Company’s strategy for pursuing its patent infringement claims and the Company’s ability to realize licensing revenue from its Predictive Snoop patents will be significantly affected if the final outcome of the litigation is not successful. There can be no assurance of the extent to which the outcome of these rulings will lead to positive results in the Apple case or the Company’s overall licensing strategy.

Information set forth in this release constitutes and includes forward looking information made within the meaning of Section 27A of the Security Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company’s actual results including the final outcome of its legal action against Apple and the success of the Company’s strategy for pursuing its patent infringement claims may differ significantly from the results discussed in the forward looking statements as a result of a number of factors, including resolution of the remaining phases of the Apple litigation and possible appeals, the Company’s ongoing efforts to enforce its intellectual property rights including its current litigation efforts, the willingness of the parties the Company believes are infringing its patents to settle our claims against them, the amount of litigation costs the Company must incur in pursuing its patent infringement claims, the degree to which technology subject to our intellectual property rights is used by other companies in the personal computer and semiconductor industries and our ability to obtain license revenues from them, changes in intellectual property law in such industries and in general and other matters. Readers are encouraged to refer to “Factors Affecting Earnings and Stock Price” found in the Company’s latest Form 10-K and 10-Q filings with the Securities and Exchange Commission.

Contact:

Bernard Marren, President & CEO

Michael Mazzoni, CFO

(650) 213-8550